UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 21, 2015

CHIMERA INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-33796	26-0630461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 Avenue of the Americas New York, New York 10036
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(646) 454-3759

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

As previously reported, on April 6, 2015, Chimera Investment Corporation (“Chimera”) effected a one-for-five reverse stock split of its common stock (the “Reverse Stock Split”). In connection with the Reverse Stock Split, effective as of 5:01 p.m. EST on April 6, 2015, every five shares of Chimera’s issued and outstanding common stock converted into one share of Chimera’s common stock.  In connection with the Reverse Stock Split, Chimera is voluntarily filing this Current Report on Form 8-K to present certain selected financial data which reflects the effect of the Reverse Stock Split for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The selected financial information should be read in conjunction with Chimera’s consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the periods presented below.

Consolidated Statements of Operations and Comprehensive Income Highlights
(dollars in thousands, except share and per share data)

	For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010
Interest income	$687,795	$511,783	$589,440	$705,024	$576,100
Income expense	$147,785	$101,999	$126,558	$134,858	$146,448
Net interest income	$540,010	$409,784	$462,882	$570,166	$429,652
Net income	$589,205	$362,686	$327,767	$137,329	$248,405
Income per share-basic	$2.87	$1.77	$1.60	$0.67	$1.51
Average shares-basic	205,450,095	205,418,876	205,366,207	205,273,039	164,335,161
Dividends declared per share	$1.80	$2.80	$1.90	$2.55	$3.45

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimera Investment Corporation

Dated: May 21, 2015	By:	/s/ Rob Colligan
	Name:	Rob Colligan
	Title:	Chief Financial Officer